Exhibit 99

FOR IMMEDIATE RELEASE

       DOMINION RESOURCES BEGINS SECOND STAGE OF PROGRAM
   TO REFINANCE ITS ACQUISITION OF EAST MIDLANDS ELECTRICITY

RICHMOND, Va., December 8, 1997 Dominion Resources, Inc. (NYSE:D) announced today the issuance of $250 million in Capital Securities as part of the second stage in refinancing $2.2 billion in interim loans used to complete the acquisition of East Midlands Electricity, plc, its newest subsidiary. The Capital Securities were issued by Dominion Resources Capital Trust I, a Delaware business trust.

Last summer, Dominion Resources retired 60 percent of the interim financing with proceeds from three bond offerings by its U.K.-based DR Investments subsidiary and one private bank facility to serve the same subsidiary. The debt is non-recourse to Dominion Resources.

Moody's, S&P and Fitch have assigned respective ratings for the securities of baa1, BBB+ and BBB. In rating the securities, Moody's, S&P and Fitch have also assigned respective corporate credit ratings for Dominion Resources of Baa1, A- and BBB+.

"Our program to replace 60 percent of the interim financing with permanent debt and 40 percent with equity or equity equivalents remains on schedule," Linwood R. Robertson, executive vice president and chief financial officer, said. "We have chosen to open stage two with the issuance of Capital Securities to accommodate current market conditions and take advantage of the attractive after-tax cost of this source of capital."

East Midlands Electricity, which is based in Nottingham, England, is principally a power distribution and supply company that serves 2.3 million homes and businesses in east-central England.

Dominion Resources is a $20 billion holding company active in national and international electric power, natural gas and oil, financial services and real estate.

The Capital Securities have not been registered with the Securities and Exchange Commission and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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CONTACTS:

Media:
Mark G. Lazenby (804) 775-5704
Hunter Applewhite (804) 775-5727

Analysts
Fred G. Wood (804) 775-5813
Mark C. Stevens (804) 775-5740